Exhibit 5.1

                                     April 6, 2021

The Goodyear Tire & Rubber Company

200 Innovation Way

Akron, Ohio 44316-0001

Ladies and Gentlemen:

We have acted as counsel to The Goodyear Tire & Rubber Company, an Ohio corporation (the “Company”), and are rendering this opinion in connection with the prospectus, dated May 13, 2020 (the “Base Prospectus”), as supplemented by the prospectus supplement, dated as of March 31, 2021 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the registration statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on May 13, 2020 (the “Registration Statement”) and the offer and sale of: (i) $550,000,000 in aggregate principal amount of the Company’s 5.250% Senior Notes due 2031 (the “2031 Notes”), (ii) $450,000,000 in aggregate principal amount of the Company’s 5.625% Senior Notes due 2033 (the “2033 Notes” and, together with the 2031 Notes, the “Notes”) and (iii) guarantees of the Notes (the “Guarantees”) by certain subsidiaries of the Company listed on Schedule A hereto (collectively, the “Subsidiary Guarantors”), in each case to be issued pursuant to the Indenture, dated as of August 13, 2010 (the “Base Indenture”), among the Company, the Subsidiary Guarantors party thereto and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture thereto, dated as of August 13, 2010 (the “First Supplemental Indenture”), the Second Supplemental Indenture thereto, dated as of February 28, 2012 (the “Second Supplemental Indenture”), the Third Supplemental Indenture thereto, dated as of February 25, 2013 (the “Third Supplemental Indenture”), the Fourth Supplemental Indenture, dated as of November 5, 2015 (the “Fourth Supplemental Indenture”), the Fifth Supplemental Indenture thereto, dated as of May 13, 2016 (the “Fifth Supplemental Indenture”), the Sixth Supplemental Indenture thereto, dated as of March 7, 2017 (the “Sixth Supplemental Indenture”), the Seventh Supplemental Indenture thereto, dated as of May 18, 2020 (the “Seventh Supplemental Indenture”), the Eighth Supplement Indenture thereto, dated as of April 6, 2021 (the “Eight Supplemental Indenture”), and the Ninth Supplement Indenture thereto, dated as of April 6, 2021 (the “Ninth Supplemental Indenture”) among the Company, the Subsidiary Guarantors party thereto and the Trustee (the Base Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture, the Eight Supplemental Indenture and the Ninth Supplemental Indenture, the “Indenture”).

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have assumed further that the Trustee has duly authorized, executed and delivered the Indenture.

We have assumed further that the Company and the Subsidiary Guarantors that are incorporated or formed in jurisdictions other than Delaware (such Subsidiary Guarantors, which are listed on Schedule B hereto, the “Non-Delaware Guarantors”) are validly existing and in good standing under the laws of the jurisdiction in which each is incorporated or formed, as applicable, and that each has the power, authority and legal right to execute, deliver and perform the Indenture, the Notes and the Guarantees, as applicable. We have assumed further that each of the Company and the Non-Delaware Guarantors has duly authorized, executed and delivered the Indenture, the Notes and the Guarantees, as applicable. With respect to all matters of Ohio law, we note that you are relying on an opinion of David E. Phillips, Senior Vice President and General Counsel of the Company, which is filed as Exhibit 5.2 to the Company’s Current Report on Form 8-K filed on the date hereof (the “Current Report on Form 8-K”). With respect to all matters of Arizona law, we note that you are relying on an opinion of Squire Patton Boggs (US) LLP, which is filed as Exhibit 5.3 to the Current Report on Form 8-K. With respect to all matters of Indiana law, we note that you are relying on an opinion of Taft Stettinius & Hollister LLP, which is filed as Exhibit 5.4 to the Current Report on Form 8-K. With respect to all matters of Kentucky law, we note that you are relying on an opinion of Taft Stettinius & Hollister LLP, which is filed as Exhibit 5.5 to the Current Report on Form 8-K. With respect to all matters of the law of the province of Ontario, Canada, we note that you are relying on an opinion of Gowling WLG (Canada) LLP, which is filed as Exhibit 5.6 to the Current Report on Form 8-K.

We have relied as to certain matters on information obtained from public officials, officers of the Company and the Subsidiary Guarantors, and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that, when (i) the Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the Indenture, and (ii) the Notes and the Guarantees have been duly issued and delivered against payment therefor as contemplated by the Prospectus, the Notes and Guarantees will constitute the valid and binding obligations of the Company and the Subsidiary Guarantors, respectively, enforceable against the Company and the Subsidiary Guarantors, respectively, in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We are members of the bars of the District of Columbia and the State of New York. We do not express any opinion herein on any laws other than the law of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Covington & Burling LLP

SCHEDULE A

Subsidiary Guarantors

Subsidiary Guarantor	State of Incorporation or Formation

Celeron Corporation	Delaware

Divested Companies Holding Company	Delaware

Divested Litchfield Park Properties, Inc.	Arizona

Goodyear Canada Inc.	Ontario, Canada

Goodyear Export Inc.	Delaware

Goodyear Farms, Inc.	Arizona

Goodyear International Corporation	Delaware

Goodyear Western Hemisphere Corporation	Delaware

Raben Tire Co., LLC	Indiana

T&WA, Inc.	Kentucky

SCHEDULE B

Non-Delaware Guarantors

Guarantor	State of Incorporation or Formation

Divested Litchfield Park Properties, Inc.	Arizona

Goodyear Canada Inc.	Ontario, Canada

Goodyear Farms, Inc.	Arizona

Raben Tire Co., LLC	Indiana

T&WA, Inc.	Kentucky